CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on From 10-SB of Clifton Mining Company, of our audit report dated June 8, 2007, except for Note 13 which is dated October 23, 2007 for the years ended December 31, 2006 and 2005, and the related consolidated statements of operations and retained deficit and other comprehensive loss, and cash flows for the years ended December 31, 2006 and 2005.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

November 14, 2007